EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Hampshire Group, Limited dated as of September 2, 2011, and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  September 2, 2011

 BGY II, LLC

  By: /s/ Scott Rusczyk
          Name: Scott Rusczyk
          Title: Vice President

/s/ Paul Buxbaum
Paul Buxbaum

/s/ David Gren
David Gren

 YIH III, LLC

 By: /s/ Benjamin C. Yogel
         Name: Benjamin C. Yogel
         Title: Member of the Managing Member